MARATHON OIL CORPORATION REPORTS FOURTH QUARTER
AND FULL YEAR 2009 RESULTS

HOUSTON, Feb. 2, 2010 – Marathon Oil Corporation (NYSE: MRO) today reported fourth quarter 2009 net income of $355 million, or $0.50 per diluted share. In the fourth quarter of 2008 the Company reported a net loss of $41 million, or $0.06 per diluted share. For the fourth quarter of 2009, net income adjusted for special items was $229 million, or $0.32 per diluted share, compared to net income adjusted for special items of $1.025 billion, or $1.44 per diluted share, for the fourth quarter of 2008.

Both net income and adjusted net income for the fourth quarter of 2009 include a $139 million increase to the provision for income tax due to a foreign currency remeasurement loss related to income tax balances denominated in foreign currencies, primarily in Canada. The fourth quarter 2008 provision for income tax was reduced by $138 million related to the foreign currency remeasurement gains. Fluctuations in currency exchange rates cause changes in the U.S. dollar value of deferred tax balances denominated in foreign currencies.

Marathon reported full year 2009 net income of $1.463 billion, or $2.06 per diluted share. Net income in 2008 was $3.528 billion, or $4.95 per diluted share. Marathon reported 2009 net income adjusted for special items of $1.156 billion, or $1.63 per diluted share, compared to net income adjusted for special items of $4.613 billion, or $6.47 per diluted share for 2008.

	Three Months Ended		Year Ended
	December 31		December 31
(In millions, except per diluted share data)	2009	2008 (a)	2009	2008 (a)

Adjusted net income (b) (c)	$229	$1,025	$1,156	$4,613
Adjustments for special items
(net income of taxes):
Impairments	(45)	(1,437)	(45)	(1,437)
Gain on U.K. natural gas contracts	-	130	37	111
Gain on disposal of assets	7	241	114	241
Gain on disposal of discontinued operations	164	-	201	-
Net income (loss)	$355	$(41)	$1,463	$3,528
Adjusted net income (b) – per diluted share	$0.32	$1.44	$1.63	$6.47
Net Income (Loss) – per diluted share	$0.50	$(0.06)	$2.06	$4.95
Revenues and other income	$16,066	$14,701	$54,139	$78,130
Weighted average shares – diluted	711	707	711	713
(a)	Previously reported results have been revised to reflect the presentation of Marathon’s Irish and Gabonese businesses as discontinued operations.
(b)
Net income adjusted for special items is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States.  See below for further discussion of net income adjusted for special items.

(c)	Results are preliminary and unaudited. Marathon expects to issue its audited consolidated financial statements at the end of February.

“In the face of one of the most challenging economic environments in decades, Marathon successfully executed a substantial capital investment program designed to focus on profitable growth, while maintaining a solid balance sheet and strong financial position, ending 2009 with an estimated 23 percent net debt-to-capital ratio,” said Clarence P. Cazalot, Jr., Marathon president and CEO.  “We also operated our assets with a high degree of reliability and cost control to maximize profitability, completed both the Volund project in Norway and the Garyville Major Expansion, and advanced other long-term, value-accretive projects toward start-up. These achievements have the Company well positioned to benefit from the ongoing global economic recovery and higher overall demand for our products.”

Full Year Key Highlights

•	Achieved continued production growth
o
Increased 2009 average Exploration & Production (E&P) production available for sale to 405,000 barrels of oil equivalent per day (boepd), excluding Gabon and Ireland, an increase of 9 percent over 2008

o	Achieved bitumen production of 26,000 barrels per day from the Athabasca Oil Sands Project (AOSP) in Canada and progressed Expansion 1 toward a second half 2010 start up
o	Continued Bakken Shale production ramp-up, reaching a year-end rate over 11,000 net boepd
o	Achieved first oil from the Volund field in Norway ahead of schedule
o	Progressed Droshky development in the Gulf of Mexico – currently on schedule and under budget
o	Added net proved reserves of 674 million barrels of oil equivalent (mmboe), excluding dispositions, of which 603 million barrels are proved synthetic crude reserves in Canada
•	Positioned for future opportunities
o	Announced Shenandoah deepwater discovery and leased 16 new blocks in the Gulf of Mexico
o	Announced the Marihone discovery south of the Volund and Alvheim fields offshore Norway
o	Announced Leda, Oberon and Tebe deepwater discoveries in Angola
o	Added three onshore exploration licenses in Poland with shale gas potential (including one added in January 2010)
o	Added three additional leases in the AOSP area in Canada
•	High operational reliability at operated facilities
o	Achieved operational availability of better than 95 percent at the Equatorial Guinea liquefied natural gas (LNG) facility during 2009
o	Realized exceptional utilization of the Alvheim floating production, storage and offloading (FPSO) vessel, with a record average monthly production rate of 90,000 net boepd in October 2009
o	Achieved Downstream’s best overall refinery mechanical availability over the past six years
•	Improving scale efficiencies and feedstock flexibility in the Downstream
o	Completed Garyville Major Expansion project and began full integration with the base refinery
o	Progressed construction of Detroit Heavy Oil Upgrading Project, which is 30 percent complete
•	Growing retail marketing
o	Increased Speedway SuperAmerica LLC same store gasoline sales volumes and merchandise sales 1.1 and 11.4 percent respectively, compared to 2008
o	Speedway® named best gasoline brand in the nation in its category, 2009 EquiTrend® Brand Study
•	Completed asset divestiture program, generating $3.5 billion in total transaction values since March 2008

Segment Results

Total segment income was $499 million in the fourth quarter of 2009 and $1.819 billion for the full year 2009, compared with $701 million and $4.295 billion in the same periods of 2008.

	Three Months Ended		Year Ended
	December 31		December 31
(In millions)	2009	2008	2009	2008

Segment Income (Loss)
Exploration and Production
United States	$116	$(19)	$55	$869
International	323	259	1,166	1,687
Total E&P	439	240	1,221	2,556
Oil Sands Mining	41	100	44	258
Integrated Gas	37	36	90	302
Refining, Marketing and Transportation	(18)	325	464	1,179
Segment Income (a)	$499	$701	$1,819	$4,295

(a) See Preliminary Supplemental Statistics below for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

Exploration and Production

E&P segment income totaled $439 million in the fourth quarter of 2009 compared to $240 million in the fourth quarter of 2008, with 2009 benefiting from higher liquid hydrocarbon realizations and sales volumes plus operating cost reductions, which were partially offset by lower natural gas realizations and sales volumes. For the year 2009, E&P segment income was $1.221 billion, compared to $2.556 billion for 2008. The year-over-year decrease was primarily a result of lower liquid hydrocarbon and natural gas realizations, partially offset by higher liquid hydrocarbon volumes.

As the Company continued to focus on controlling costs, E&P reduced operating costs per barrel of oil equivalent (BOE), excluding production taxes and depreciation, depletion and amortization (DD&A), by 26 percent and 15 percent for the fourth quarter and full year 2009 respectively compared to the same periods of 2008.

E&P sales volumes averaged 413,000 boepd for the fourth quarter of 2009, compared to 402,000 boepd for fourth quarter 2008, both periods exclude Gabon and Ireland. For the full year 2009, sales volumes averaged 400,000 boepd, an 8 percent increase over the 369,000 boepd in 2008, both periods exclude Gabon and Ireland. Full-year liquid hydrocarbon sales volumes benefited from a full year of production from the Alvheim development offshore Norway, versus a half year of Alvheim production in 2008, and increasing production in the Bakken field in North Dakota.

Production available for sale averaged 403,000 boepd for the fourth quarter of 2009 and 405,000 boepd for the year, compared to 388,000 boepd and 371,000 boepd respectively for the same periods in 2008, all periods exclude Gabon and Ireland. This represented increases of 4 and 9 percent respectively. Production available for sale differs from average sales primarily due to the timing of international liquid hydrocarbon liftings and natural gas sales.

Marathon estimates 2010 E&P production available for sale will be between 390,000 and 410,000 boepd, excluding the effect of any future acquisitions or dispositions.

U.S. E&P reported income of $116 million in the fourth quarter of 2009, compared to a loss of $19 million in the same period of 2008. The income increase was primarily related to higher liquid hydrocarbon realizations and lower operating expenses, largely due to the absence of rig cancellation fees. This increase was partially offset by lower sales volumes from Alaska and the Permian Basin, primarily due to the Permian divestitures in the second quarter of 2009. U.S. E&P income was $55 million for the full year 2009, compared to $869 million in 2008. The majority of the income decrease for the full year was due to liquid hydrocarbon and natural gas realizations averaging almost 40 percent lower than in 2008, as well as lower natural gas sales volumes and higher DD&A, partially offset by lower operating costs and exploration expenses. Exploration expenses were $153 million for the year 2009, compared to $238 million for 2008, reflecting decreased geological and geophysical spending and lower exploration dry well expense.

International E&P income was $323 million in the fourth quarter of 2009 compared to $259 million in the same period of 2008, with 2009 benefiting from higher liquid hydrocarbon realizations and sales volumes. Liquid hydrocarbon sales volumes were 9 percent higher primarily due to improved operating reliability at the Alvheim FPSO in Norway. Natural gas sales volumes were 14 percent higher due to increased reliability at the Equatorial Guinea LNG complex. The increase in Equatorial Guinea natural gas sales contributed to the decline in the average natural gas realizations for the quarter and for the year. International E&P income was $1.166 billion for the year, compared to $1.687 billion in 2008. The majority of the income decrease is tied to lower liquid hydrocarbon and natural gas realizations and overall higher DD&A primarily associated with a full year of Alvheim production, partially offset by improved sales volumes from Norway and Equatorial Guinea. Additionally, operating costs and exploration expenses were lower. Exploration expenses were $154 million for the full year 2009, compared to $251 million for 2008, reflecting lower dry well expense and decreased geological and geophysical spending.

	Three Months Ended		Year Ended
	December 31		December 31
	2009	2008	2009	2008

Key E&P Production Statistics
Net Sales
United States – Liquids (mbpd)	62	64	64	63
United States – Natural Gas (mmcfpd)	364	454	373	448
International – Liquids (mbpd)	197	180	179	142
International – Natural Gas (mmcfpd)	565	495	568	531
Worldwide Net Sales from Continuing
Operations (mboepd)	413	402	400	369
Worldwide Net Sales from Discontinued
Operations (mboepd)	-	15	7	12
Worldwide Net Sales (mboepd)	413	417	407	381

In the North Dakota Bakken Shale play, the Company continues to achieve best-in-class drilling and completion performance, and improved drilling time and well costs. Marathon increased its year-over-year Bakken production by nearly 40 percent, with a December 2009 production rate of over 11,000 net boepd, compared to approximately 8,000 boepd at the end of 2008.

As part of the Company's targeted expansion into key resource plays, Marathon drilled its first four wells in the Marcellus Shale play in West Virginia, and spud its first well in the Haynesville Shale play in Texas during the fourth quarter of 2009. The Company plans to complete these wells during 2010.

In the Gulf of Mexico, the Droshky development (Green Canyon Block 244, 100 percent WI) remains under budget and on schedule for first production in mid-2010. After finishing all drilling operations in July 2009, the Company had completed three of the four Droshky development wells at the end of January 2010. The project is currently expected to cost less than $1 billion compared to the original $1.3 billion budget.

Also in the Gulf, Marathon was awarded an additional 16 deepwater blocks and announced a deepwater discovery on the Shenandoah prospect (Walker Ridge Block 52, 10 percent WI) in 2009. The Company is currently drilling an exploration well on the operated Flying Dutchman prospect (Green Canyon Block 511, 63 percent WI).

In Norway, first production was achieved in September 2009 from the Volund development, which will produce through the Alvheim FPSO. Due to the sustained performance of the Alvheim fields, the first Volund well continues to be available as a swing producer at this time. The FPSO achieved strong reliability throughout the year, reaching a record average monthly production rate of 90,000 net boepd in October 2009. Also in October 2009, Marathon and its partners announced the Marihone discovery, the first of several prospects near the FPSO with tieback potential. Marathon has a 65 percent working interest in Alvheim, Volund and Marihone. Additionally, in January 2010, the Company was offered three new licenses in the area south of Alvheim.

In Angola, Marathon announced the deepwater Leda, Oberon and Tebe discoveries in 2009.

In late January 2010, Marathon was awarded a third exploration license in Poland with shale gas potential, the 269,000-acre Brodnica Block. The Brodnica Block in north-central Poland borders the 296,000-acre Kwidzyn Block awarded to the Company in October 2009. Also, in December 2009, Marathon was awarded the 249,000-acre Orzechow Block in southern Poland. The Company holds a 100 percent interest and operatorship in all three blocks with a combined 814,000 acres.

Oil Sands Mining

The Oil Sands Mining segment reported income of $41 million for the fourth quarter of 2009 and $44 million for the full year, compared to income of $100 million and $258 million respectively for the same periods in 2008. Results for 2008 included after-tax gains on crude oil derivative instruments of $128 million in the fourth quarter and $32 million for the full year, while the impact of derivatives on the 2009 periods was not significant. Those derivative instruments expired December 2009. Exclusive of the derivative impact, fourth quarter 2009 income reflects an increase of nearly $20 per barrel in synthetic crude oil realizations, higher sales volumes and lower DD&A, somewhat offset by increased costs of blendstocks. The majority of the decrease in income for 2009 was due to synthetic crude oil realizations averaging almost 40 percent lower than in 2008, partially offset by lower blendstock and energy costs.

Marathon’s fourth quarter 2009 net bitumen production from the AOSP mining operation was 26,000 barrels per day (bpd), consistent with the same period of 2008. Bitumen production for full-year 2009 was 26,000 bpd, compared to 25,000 bpd for 2008.

Under the revised Securities and Exchange Commission (SEC) regulations, Marathon will begin reporting Oil Sands Mining production and reserves in terms of synthetic crude production, which is bitumen after upgrading excluding blendstocks. For 2010, net synthetic crude production is expected to be between 22,000 to 28,000 bpd.

	Three Months Ended		Year Ended
	December 31		December 31
	2009	2008	2009	2008

Key Oil Sands Mining Statistics

Net Synthetic Crude Oil Sales (mbpd) (a)	34	32	32	32
Synthetic Crude Oil Average Realization (per bbl)(b)	$68.49	$48.98	$56.44	$91.90
(a)    Includes blendstocks.
(b)       Excludes gains and losses on derivative instruments.

The AOSP Expansion 1 is on track and anticipated to begin mining operations in the second half of 2010, and upgrader operations in late 2010 or early 2011. The AOSP Expansion 1 includes construction of mining and extraction facilities at the Jackpine mine, expansion of treatment facilities at the existing Muskeg River mine, expansion of the Scotford upgrader and development of related infrastructure. Marathon holds a 20 percent working interest in the AOSP.

Beginning late in the first quarter of 2010 and continuing into the second quarter, the existing AOSP mine and upgrader operations will undergo a scheduled turnaround. The last scheduled turnaround occurred in 2006. Production is planned to be curtailed for approximately 60 to 70 days, during which the facilities will be completely shutdown for approximately two-thirds of the time. The turnaround is expected to cost approximately $85 to $120 million net to Marathon. There will also be additional tie-ins and pipeline commissioning work related to the Expansion 1 during this period with capital costs allocated to the Expansion.

In October 2009, the Government of Canada and Government of Alberta jointly announced their intent to partially fund the AOSP Quest Carbon Capture and Storage (CCS) project. Under the terms of their Letters of Intent, the Government of Alberta would contribute CAD$745 million and the Government of Canada would provide CAD$120 million toward the project’s development. A final investment decision on the Quest CCS project will be made at a later date, and is subject to regulatory approvals, stakeholder engagement, detailed engineering studies, as well as a final joint venture partner agreement.

In the second quarter, the operator of AOSP offered three additional leases to the joint venture partners as a life-of-mine extension for the Muskeg River mine. Marathon elected to participate in these leases and was able to reclassify approximately 190 million net barrels of contingent resource to reserves, with 168 million being proved reserves.

Reserves

During 2009, Marathon added net proved reserves of 674 mmboe, excluding dispositions of 41 mmboe, while producing 149 mmboe, resulting in a reserve replacement ratio of 452 percent. The additions included 603 million barrels of proved synthetic crude reserves in Canada, which are now reported in total proved reserves in combination with traditional oil and natural gas under the revised SEC regulations. Year-end 2009 net proved reserves totaled 1,679 mmboe.

For the three-year period ended Dec. 31, 2009, Marathon added net proved reserves of 872 mmboe, excluding dispositions of 44 mmboe, while producing 411 mmboe, resulting in an average reserve replacement ratio of 212 percent. Marathon anticipates providing greater detail about its proved reserves in a mid-February news release.

Integrated Gas

Integrated Gas segment income totaled $37 million in the fourth quarter of 2009 and $90 million for the full year 2009, compared to $36 million and $302 million respectively in the comparable periods of 2008. The decrease in segment income in both the fourth quarter and full year 2009, as compared to the 2008 periods, was primarily the result of lower realizations for LNG and methanol. As evidenced by higher sales volumes, strong operational reliability at the EG LNG facility throughout 2009 mitigated the impact of lower prices. The LNG production facility averaged higher than 95 percent operational availability during 2009. Marathon holds a 60 percent interest in Equatorial Guinea LNG operations.

	Three Months Ended		Year Ended
	December 31		December 31
	2009	2008	2009	2008

Key Integrated Gas Statistics
Net Sales (metric tonnes per day)
LNG	6,818	5,786	6,642	6,285
Methanol	1,111	837	1,192	975

Refining, Marketing and Transportation

Refining, Marketing and Transportation (RM&T) segment reported a loss of $18 million in the fourth quarter of 2009 and income of $464 million for the year, compared to income of $325 million and $1.179 billion in the same periods of 2008. The refining and wholesale marketing gross margin per gallon was 0.62 cents in the fourth quarter of 2009 compared to 12.48 cents in the fourth quarter of 2008, and 6.10 cents per gallon for full year 2009 compared to 11.66 cents for 2008.

The decline in the quarterly refining and wholesale marketing gross margin was primarily attributable to the price of crude oil rising faster than the price of refined products in the fourth quarter of 2009, whereas crude oil prices decreased substantially during the fourth quarter of 2008. During the fourth quarter 2009 crude oil prices increased about $10 per barrel compared to the significant drop in crude oil prices of about $55 per barrel during the fourth quarter of 2008.

The decrease in the full year 2009 segment income was primarily due to the narrowing of the average sweet-sour differential by approximately $6 per barrel year to year.

Crude oil refined during the fourth quarter of 2009 averaged 999,000 bpd compared to 952,000 bpd in the fourth quarter of 2008. Crude oil refined for the full year 2009 averaged 957,000 bpd, compared to 944,000 bpd in 2008. Total refinery throughputs averaged 1,191,000 bpd in the fourth quarter and 1,153,000 for the full year 2009, compared to 1,177,000 bpd and 1,151,000 bpd in the same periods of 2008.

Marathon's RM&T segment achieved operating cost reductions of approximately 9 percent for the full year 2009 compared to 2008, excluding changes in crude and product purchases, depreciation, energy prices and other variable expenses.

	Three Months Ended		Year Ended
	December 31		December 31
	2009	2008	2009	2008

Key Refining, Marketing & Transportation Statistics
Crude Oil Refined (mbpd)	999	952	957	944
Other Charge and Blend Stocks (mbpd)	192	225	196	207
Total Refinery Inputs (mbpd)	1,191	1,177	1,153	1,151
Refined Products Sales Volumes (mbpd)	1,452	1,404	1,378	1,352
Refining and Wholesale MarketingGross Margin ($/gallon)	$0.0062	$0.1248	$0.0610	$0.1166

The Speedway SuperAmerica LLC (SSA) gasoline and distillate gross margin averaged 10.40 cents per gallon during the fourth quarter of 2009, compared to 18.21 cents realized in the fourth quarter of 2008, and averaged 11.41 cents for the full year 2009, compared to the 13.87 cents realized in 2008. SSA same store merchandise sales increased 9.6 percent during the fourth quarter and 11.4 percent for the full year 2009.

The Garyville Major Expansion project, completed on schedule during the fourth quarter of 2009, is currently being fully integrated into the base Garyville refinery. With the expansion, the refinery’s crude oil refining capacity has grown from 256,000 bpd to 436,000 bpd, making it among the largest refineries in the country. The expansion also improves scale efficiencies, feedstock flexibility and refined product yields.

In early January 2010, Marathon began an extended turnaround at the 256,000 bpd base refinery in Garyville (the 180,000 bpd expansion will be operating during the base refinery turnaround). The entire facility (base plus expansion) is expected to reach full refining capacity by the second quarter of 2010. Total expense from turnarounds and major maintenance activities is expected to increase by approximately $100 million pretax in the first quarter of 2010 compared to the first quarter 2009, primarily due to the extent of the Garyville turnaround and major maintenance activities.

Construction activities continue on the Detroit Heavy Oil Upgrading Project with startup expected in the second half of 2012. The project is approximately 30 percent complete, and when finished, will increase the Detroit refinery's heavy oil processing capacity, including Canadian bitumen blends, by about 80,000 bpd, and will increase its total crude oil refining capacity by about 10 percent, from 106,000 bpd to 115,000 bpd.

Other

Marathon has entered into derivative positions to manage price risk on anticipated liquid hydrocarbon, natural gas and synthetic crude sales in 2010. The derivative positions relate to approximately 40 percent of domestic natural gas sales in the Lower 48 states and nearly 80 percent of synthetic crude sales in Canada for the full-year 2010. Additionally, positions taken for only the first half of 2010 relate to approximately 20 percent of full-year crude oil sales in the U.S. and in Norway. These derivative positions were not qualified for hedge accounting.

		Volume	Average
Natural Gas Strategy	Term	mmbtu(a)/day	Swap Price	Benchmark
U.S. Lower 48	January - December 2010	80,000	$5.39	CIG Rocky Mountains
U.S. Lower 48	January - December 2010	30,000	$5.59	NGPL Mid Continent

		Volume	Average
Crude Oil Strategy	Term	bbl/day	Swap Price	Benchmark
North America	January - June 2010	35,000	$80.77	WTI
Norway	January - June 2010	30,000	$80.42	Dated Brent
Canada	January - December 2010	25,000	$82.56	WTI

(a)    Million British thermal units.

The Company expects a year-end, cash-adjusted debt-to-capital ratio of 23 percent.

Special Items

Marathon had two natural gas sales contracts in the United Kingdom, which expired in September 2009, which were accounted for as derivative instruments. Mark-to-market changes in the valuation of these contracts was recognized in current period income. The non-cash, after-tax, mark-to-market gains on these two natural gas sales contracts were $37 million for the full year 2009, compared to gains of $130 million in the fourth quarter of 2008 and $111 million for the full year 2008.

As a result of new information, Marathon recorded an after-tax impairment of $45 million on a portion of the sale proceeds receivable from the sale of the Corrib natural gas development.

In the fourth quarter of 2009, Marathon completed the sale of its operated assets in Gabon in a transaction valued at $282 million. The after-tax gain on this transaction was $164 million. In addition, during 2009, Marathon completed sales of its Permian Basin properties, its operated properties in Ireland, and its outside-operated interest in the Corrib development in Ireland. The aggregate net after-tax gains on all these sales of $315 million have been excluded from adjusted net income for the year.

The Company will conduct a conference call and webcast today, Feb. 2, 2010, at 2 p.m. EST during which it will discuss fourth quarter and full year 2009 results, the 2010 capital budget, as well as future prospects.  The webcast will include synchronized slides. To listen to the webcast of the conference call and view the slides, visit the Marathon Web site at http://www.marathon.com. Replays of the webcast will be available through Feb. 16, 2010.  Quarterly financial and operational information is also provided on Marathon’s Web site at http://ir.marathon.com in the Quarterly Investor Packet.

Beginning with the first quarter 2010 Interim Update, Marathon plans to issue advisory news releases notifying investors when new and material information is available on its Web site, in compliance with the U.S. SEC guidance regarding “notice-and-access” news releases. With this change the issuance of full-text financial news releases via a wire service will be discontinued.

- xxx -

In addition to net income determined in accordance with generally accepted accounting principles, Marathon has provided supplementally “net income adjusted for special items,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon's ongoing operations. A reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1 of this release. “Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP. Management, as well as certain investors, uses “net income adjusted for special items” to evaluate Marathon's financial performance between periods. Management also uses “net income adjusted for special items” to compare Marathon's performance to certain competitors.

Unlike capital expenditures reported under generally accepted accounting principles, the forecasted costs for the Droshky development discussed in this release do not include capitalized interest. Capitalized interest is budgeted at the corporate level.

This release contains forward-looking statements with respect to the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas production, synthetic crude production, the Droshky development and other possible developments, new leaseholds in Poland, anticipated future exploratory and development drilling activity, the AOSP expansion, the Detroit refinery heavy oil upgrading project, proved reserves and proved synthetic crude reserves. Some factors that could potentially affect the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas production, synthetic crude production, the Droshky development and other possible developments, new leaseholds in Poland and anticipated future exploratory and development drilling activity include pricing, supply and demand for petroleum products, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. The foregoing forward-looking statements may be further affected by the inability or delay in obtaining government and third-party approvals and permits. Factors that could affect the AOSP expansion and the Detroit refinery heavy oil upgrading project include transportation logistics, availability of materials and labor, unforeseen hazards such as weather conditions, delays in obtaining or conditions imposed by necessary government and third-party approvals, and other risks customarily associated with construction projects. The AOSP expansion could be further affected by commissioning and start-up risks associated with proto-type equipment and new technology.  The forward-looking statements related to proved reserves are based on certain assumptions including, among others, presently known physical data concerning size and character of reservoirs, economic recoverability, technology development, future drilling success, production experience, industry economic conditions, levels of cash flow from operations and operating conditions. The forward looking statements regarding proved synthetic crude reserves are based on presently known physical data, economic recoverability and operating conditions. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2008, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Cautionary Note to U.S. Investors: The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose proved, probable and possible reserves. Marathon Oil Corporation uses certain terms in this press release, such as contingent resource, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosures in Marathon's periodic filings with the SEC, available from us at 5555 San Felipe, Houston, Texas 77056 and the Company's Web site at http://www.Marathon.com. You can also obtain this information from the SEC by calling 1-800-SEC-0330.

Media Relations Contacts:	Lee Warren	713-296-4103
	John Porretto	713-296-4102
Investor Relations Contacts	Howard Thill	713-296-4140
	Chris Phillips	713-296-3213

Preliminary Supplemental Statistics (Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
(Dollars in millions)	2009	2008	2009	2008

SEGMENT INCOME (LOSS)
Exploration and Production
United States	$116	$(19)	$55	$869
International	323	259	1,166	1,687
E&P segment	439	240	1,221	2,556
Oil Sands Mining	41	100	44	258
Integrated Gas	37	36	90	302
Refining, Marketing and Transportation	(18)	325	464	1,179
Segment Income	499	701	1,819	4,295

Items not allocated to segments, net of income taxes:
Corporate and other unallocated items	(123)	178	(422)	(75)
Foreign currency effects on tax balances	(139)	138	(319)	249
Impairments	(45)	(1,437)	(45)	(1,437)
Gain on U.K. natural gas contracts	-	130	37	111
Gain on disposal of assets	7	241	114	241
Gain on disposal of discontinued operations	164	-	201	-
Discontinued operations	(8)	8	78	144
Net income (loss)	$355	$(41)	$1,463	$3,528

CAPITAL EXPENDITURES (a)
Exploration and Production	$672	$690	$2,162	$2,971
Oil Sands Mining	281	257	1,115	1,038
Integrated Gas	1	-	2	4
Refining, Marketing and Transportation	563	976	2,570	2,954
Discontinued Operations	15	36	81	142
Corporate	24	19	42	37
Total	$1,556	$1,978	$5,972	$7,146

EXPLORATION EXPENSES
United States	$65	$65	$153	$238
International	61	57	154	251
Total	$126	$122	$307	$489
(a)	Includes accruals.

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
(In millions, except per share data)	2009	2008	2009	2008
Revenues and other income:

Sales and other operating revenues
(including consumer excise taxes)	$15,864	$14,234	$53,373	$74,875
Sales to related parties	29	14	97	1,879
Income from equity method investments	114	30	298	765
Net gain on disposal of assets	5	386	205	423
Other income	54	37	166	188

Total revenues and other income	16,066	14,701	54,139	78,130
Costs and expenses:
Cost of revenues (excludes items below)	12,480	10,335	40,560	59,677
Purchases from related parties	147	106	485	715
Consumer excise taxes	1,266	1,281	4,924	5,065
Depreciation, depletion and amortization	635	616	2,623	2,129
Goodwill impairment	-	1,412	-	1,412
Selling, general and administrative expenses	328	374	1,263	1,382
Other taxes	91	106	387	482
Exploration expenses	126	122	307	489

Total costs and expenses	15,073	14,352	50,549	71,351

Income from operations	993	349	3,590	6,779

Net interest and other financing costs	(86)	20	(149)	(28)

Income from continuing operations before
income taxes	907	369	3,441	6,751

Provision for income taxes	708	418	2,257	3,367

Income (loss) from continuing operations	199	(49)	1,184	3,384

Discontinued operations	156	8	279	144

Net income (loss)	$355	$(41)	$1,463	$3,528

Per Share Data

Basic:
Income (loss) from continuing operations	$0.28	$(0.07)	$1.67	$4.77
Discontinued operations	$0.22	$0.01	$0.39	$0.20
Net income (loss)	$0.50	$(0.06)	$2.06	$4.97

Diluted:
Income (loss) from continuing operations	$0.28	$(0.07)	$1.67	$4.75
Discontinued operations	$0.22	$0.01	$0.39	$0.20
Net income (loss)	$0.50	$(0.06)	$2.06	$4.95

Dividends paid	$0.24	$0.24	$0.96	$0.96
Weighted Average Shares:
Basic	709	707	709	709
Diluted	711	707	711	713

Preliminary Supplemental Statistics (Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2009	2008	2009	2008

E&P OPERATING STATISTICS
Net Liquid Hydrocarbon Sales (mbpd)

United States	62	64	64	63
Europe	106	93	92	55
Africa	91	87	87	87
Total International	197	180	179	142
Worldwide Continuing Operations	259	244	243	205
Discontinued Operations	-	5	5	6
Worldwide	259	249	248	211

Net Natural Gas Sales (mmcfpd)(a)

United States	364	454	373	448
Europe	125	153	138	161
Africa	440	342	430	370
Total International	565	495	568	531
Worldwide Continuing Operations	929	949	941	979
Discontinued Operations	-	57	17	37
Worldwide	929	1,006	958	1,016
Total Worldwide Sales (mboepd)
Continuing Operations	413	402	400	369
Discontinued Operations	-	15	7	12
Worldwide	413	417	407	381

Average Realizations (b)
Liquid Hydrocarbons (per bbl)

United States	$68.52	$47.06	$54.67	$86.68
Europe	75.03	57.07	64.46	90.60
Africa	66.01	55.68	53.91	89.85
Total International	70.89	56.40	59.31	90.14
Worldwide Continuing Operations	70.34	53.94	58.09	89.07
Discontinued Operations	-	32.24	56.47	96.41
Worldwide	$70.34	$53.51	$58.06	$89.29

Natural Gas (per mcf)

United States	$4.76	$5.00	$4.14	$7.01
Europe	4.91	6.81	4.90	7.67
Africa (c)	0.25	0.25	0.25	0.25
Total International	1.28	2.28	1.38	2.50
Worldwide Continuing Operations	2.64	3.58	2.47	4.56
Discontinued Operations	-	10.66	8.54	9.62
Worldwide	$2.64	$3.98	$2.58	$4.75

(a)	Includes natural gas acquired for injection and subsequent resale of 28 mmcfd and 63 mmcfd for the fourth quarters of 2009 and 2008, and 22 mmcfd and 32 mmcfd for the years 2009 and 2008.

(b)	Excludes gains and losses on derivative instruments and the unrealized effects of U.K. natural gas contracts that were accounted for as derivatives and expired September 30, 2009.

(c)
Primarily represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC (AMPCO) and Equatorial Guinea LNG Holdings Limited (EGHoldings), which are equity method investees.  Marathon includes its share of Alba Plant LLC’s income in the Exploration and Production segment and its share of AMPCO’s and EGHoldings’ income in the Integrated Gas segment.

Preliminary Supplemental Statistics (Unaudited) (continued)

	Three Months Ended		Year Ended
	December 31		December 31
(Dollars in millions, except as noted)	2009	2008	2009	2008

OSM OPERATING STATISTICS

Net Synthetic Crude Oil Sales (mbpd) (d)	34	32	32	32
Synthetic Crude Oil Average Realization (per bbl) (e)	$68.49	$48.98	$56.44	$91.90

IG OPERATING STATISTICS (f)

LNG	6,818	5,786	6,642	6,285
Methanol	1,111	837	1,192	975

RM&T OPERATING STATISTICS

Crude oil refined	999	952	957	944
Other charge and blend stocks	192	225	196	207
Total	1,191	1,177	1,153	1,151

Refined Product Yields (mbpd)
Gasoline	712	643	669	609
Distillates	346	358	326	342
Propane	25	23	23	22
Feedstocks and special products	48	73	62	96
Heavy fuel oil	25	20	24	24
Asphalt	56	76	66	75
Total	1,212	1,193	1,170	1,168

Refined Products Sales Volumes (mbpd)(g)	1,452	1,404	1,378	1,352

Refining and Wholesale Marketing Gross
Margin (per gallon) (h)	$0.0062	$0.1248	$0.0610	$0.1166

Speedway SuperAmerica
Retail outlets	1,603	1,617	–	–
Gasoline and distillate sales (millions of gallons)	824	839	3,232	3,215
Gasoline and distillate gross margin (per gallon)	$0.1040	$0.1821	$0.1141	$0.1387
Merchandise sales	$768	$705	$3,109	$2,838
Merchandise gross margin	$198	$175	$775	$716

(d)	Includes blendstocks.

(e)	Excludes gains and losses on derivative instruments

(f)
Includes both consolidated sales volume and Marathon’s share of sales volumes of equity method investees.  LNG sales from Alaska are conducted through a consolidated subsidiary.  LNG and methanol sales from Equatorial Guinea are conducted through equity method investees.

(g)	Total average daily volumes of all refined product sales to wholesale, branded and retail (SSA) customers.

(h)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation.